UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2011

COMPASS DIVERSIFIED HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	0-51937	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED

HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	0-51938	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sixty One Wilton Road

Second Floor

Westport, CT 06880

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2	Financial Information
Item 2.01	Completion of Acquisition or Disposition of Assets

Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent divestitures of one such business.

Staffmark Holdings, Inc.

On October 17, 2011, the Company entered into a Stock Purchase Agreement (the “Staffmark Purchase Agreement”) with Recruit Co., LTD. and RGF Staffing USA, Inc. (collectively “Recruit”), pursuant to which the Company and all other shareholders of the Company’s subsidiary business, Staffmark Holdings, Inc. (“Staffmark”), sold all of the issued and outstanding capital stock of Staffmark to Recruit. The total enterprise value for Staffmark was $295 million.

The transaction is subject to typical escrow requirements and adjustment for certain changes in the working capital of Staffmark. The Staffmark Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.

At the closing, the Company received approximately $220 million in cash in respect of its debt and equity interests in Staffmark and for the payment of accrued interest and fees after payments to non-controlling shareholders and payment of all transaction expenses. In addition, Staffmark is expected to receive a tax refund of approximately $5 million from the recording of transaction expenses incurred in connection with the transaction, which refund, according to the terms of the Staffmark Purchase Agreement, will be distributed upon receipt to the Company and each other shareholder of Staffmark who sold shares of Staffmark. The profit allocation due to the Company’s manager, Compass Group Management LLC (the “Manager”), for this sale is estimated to range from $11 million to $15 million, which is expected to be paid in the first quarter of 2012 and which amount has been previously expensed and reflected in CODI’s supplemental put accrual. It is anticipated that CODI will recognize a gain of between $75 million and $90 million for the fiscal quarter ending December 31, 2011 as a result of the sale of Staffmark. The net proceeds will be used to repay substantially all of the outstanding debt under the Company’s revolving credit facility with Madison Capital Funding LLC, as agent.

The Company’s shareholders of record on October 17, 2011 will be allocated their share of the gain resulting from the sale of the Company’s interest in Staffmark.

Shareholders are encouraged to consult with their own tax advisors with respect to the application of tax laws to their particular circumstances.

The foregoing brief description of the Staffmark Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Staffmark Purchase Agreement itself, which is attached hereto as Exhibit 2.1. The Staffmark Purchase Agreement has been included to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about CODI, Recruit or any other party to the Staffmark Purchase Agreement. The representations, warranties and covenants contained in the Staffmark Purchase Agreement were made solely for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Staffmark Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Staffmark Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the Staffmark Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CODI, Recruit or any other party to the Staffmark Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Staffmark Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of CODI, Recruit or any other party to the Staffmark Purchase Agreement.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The unaudited condensed combined pro forma balance sheet of Compass Diversified Holdings at June 30, 2011 and notes thereto and the unaudited condensed combined pro forma statements of operations for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2011 and notes thereto are filed as Exhibit 99.1 hereto and incorporated by reference herein.

(d) Exhibits.

2.1	Stock Purchase Agreement dated October 17, 2011, by and among Recruit Co., LTD. and RGF Staffing USA, Inc., as Buyers, the shareholders of Staffmark Holdings, Inc., as Sellers, Staffmark Holdings, Inc., as the Company, and Compass Group Diversified Holdings LLC, as Seller Representative (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to this Stock Purchase Agreement have been omitted; exhibits and schedules will be supplementally provided to the SEC upon request)

99.1	Unaudited Condensed Combined Pro Forma Balance Sheet of Compass Diversified Holdings at June 30, 2011 and notes thereto and Unaudited Condensed Combined Pro Forma Statements of Operations for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2011 and notes thereto

99.2	Press Release of the Company dated October 17, 2011 announcing the sale of Staffmark Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2011	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Regular Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2011	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Chief Financial Officer

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